Exhibit 99.1

NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Ave. Sioux Falls, SD 57104 www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Claudia Rapkoch	Dan Rausch
(406) 497-2841	(605) 978-2902
claudia.rapkoch@northwestern.com	daniel.rausch@northwestern.com

NORTHWESTERN CORPORATION TO EVALUATE STRATEGIC ALTERNATIVES

ADOPTS STOCKHOLDER RIGHTS PLAN

SIOUX FALLS, S.D. – Dec. 6, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today announced that the Company’s board of directors met to consider potential strategic alternatives to maximize stockholder value.  At the meeting, the Board directed management and its financial advisor CSFB to immediately commence an evaluation of all strategic alternatives including the previously announced Black Hills proposal.

The Company also announced that in order to protect the interests of its stockholders and to permit the Board to review and evaluate its strategic alternatives in an orderly fashion, it has adopted a stockholders rights plan.  The rights plan is similar to plans adopted by many other companies to protect the interests of stockholders by discouraging coercive, unfair or abusive takeover tactics that do not offer fair value to all stockholders and that could impinge on the Board’s review of strategic alternatives.

Under the rights plan, preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock of the Company held by stockholders of record as of the close of business on December 15, 2005.  The rights will expire on December 5, 2015.

The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock, or commences or publicly announces a tender or exchange offer upon consummation of which they would beneficially own 15% or more of the Company’s common stock.  A person or group who beneficially owns 15% or more of the outstanding shares of the Company’s common stock prior to the adoption of the rights plan will not cause the rights to become exercisable upon adoption of the rights plan.  As a result, the rights will not be triggered even though the Harbert Distressed Investment Fund, Ltd. beneficially owned approximately 20% of the outstanding shares of the Company’s common stock prior to the adoption of the rights plan.  However, the Harbert Fund will cause the rights to become exercisable if it (subject to certain exceptions) becomes the beneficial owner of additional shares of the Company’s common stock or its beneficial ownership decreases below 15% and subsequently, increases to 15% or more.

Continuing the Company’s growth and maximizing long-term stockholder value are major goals of the Board of Directors and management.  A copy of the rights plan will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

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About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska.   More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•                  our ability to maintain normal terms with vendors and service providers;

•                  our ability to fund and execute our business plan;

•                  our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, litigation related to our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, and the formal investigation being conducted by the Securities and Exchange Commission (SEC);

•                  unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•                  unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•                  adverse changes in general economic and competitive conditions in our service territories; and

•                  potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

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